Exhibit 5.1

24 March 2020

Matter No.: 863301

Doc Ref:105907529

Richard.Hall@conyers.com

Charissa.Ball@conyers.com

Lianluo Smart Limited

Room 611, 6th Floor

BeiKong Technology Building

No. 10 Baifuquan Road

Changping District, Beijing, 102200

People’s Republic of China

Dear Sirs,

Lianluo Smart Limited (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with a registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about 24 March 2020 (the “Registration Statement”), relating to the registration of an aggregate of 10,990,000 Class A Common Shares of par value US$0.002731 each, of the Company (the “Warrant Shares”) issuable upon exercise of certain warrants granted to certain investors (the “Warrants”).

For the purposes of giving this opinion, we have examined a copy of (i) the Registration Statement, and (ii) the Warrants.

We have also reviewed (1) the memorandum and articles of association of the Company as obtained from the Registrar of Corporate Affairs on 19 March 2020, (2) resolutions in writing of all of the directors of the Company dated 12 February 2020, 21 February 2020 and 27 February 2020 (collectively, the “Board Resolutions”) and resolutions in writing of a committee of the board of directors of the Company dated 12 February 2020, 21 February 2020 and 27 February 2020 (collectively, the “Committee Resolutions” and together with the Board Resolutions, the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Corporate Affairs in relation to the Company on 19 March 2020 and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Offer Documents and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous resolutions in writing, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of the United States of America of the Offer Documents and that the Registration Statement and Prospectus will be duly filed with the Commission, (g) that upon issue of any Warrant Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.	Based solely on our review of the memorandum of association of the Company, the Company is authorised to issue a maximum of 50,000,000 common shares divided into (i) 37,888,889 Class A Common Shares of a nominal or par value of US$0.002731 each and (ii) 12,111,111 Class B Common Shares of a nominal or par value of US$0.002731 each.

3.	When issued and paid for in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement with the Commission, which will be incorporated by reference into and deemed part of the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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